EXHIBIT 10.50

OMNIBUS AMENDMENT TO TERMS AND CONDITIONS OF PERFORMANCE

LONG-TERM INCENTIVE PLAN AWARDS

This Omnibus Amendment to the 2012 Long Term Incentive Plan of C. R. Bard, Inc. (as Amended and Restated) Performance Long-Term Incentive Award Terms and Conditions (the “PLTIP”) is effective as of August 2, 2017 (the “Amendment Date”).

1.	Section 1(h) of the PLTIP is amended and restated in its entirety, effective as of the “Closing Date” (as such term is defined in the Agreement and Plan of Merger, dated April 23, 2017, by and among Becton, Dickinson and Company, the Company, and Lambda Corp), to read as follows:

(h) Notwithstanding anything to the contrary in the Plan or these Terms and Conditions, if your employment with the Corporation or one of its Subsidiaries (1) is terminated without Cause (as defined below) or you terminate your employment with the Corporation or one of its Subsidiaries for Good Reason (as defined below) in either case within three years following the occurrence of a Change of Control (a “CIC Termination”), then you shall earn a number of Shares equal to the Target Number, and no further Shares shall be earned, or (2) continues following the occurrence of a Change of Control and the Performance Long-Term Incentive Award is not assumed or replaced in connection with the Change of Control, then you shall earn a number of Shares equal to the Target Number, and no further Shares shall be earned.

(i) For the purposes of these Terms and Conditions, “Cause” shall have the meaning set forth in your Change in Control Agreement with the Corporation.

(ii) For the purposes of these Terms and Conditions, “Good Reason” shall have the meaning set forth in your Change in Control Agreement with the Corporation.

Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take such other actions with respect to the outstanding units as the Committee deems appropriate.

2.	The PLTIP is amended, effective as of the Amendment Date, by adding the following section 15 to the end thereof:

15. Section 409A. Notwithstanding anything herein to the contrary, this Performance Long- Term Incentive Award is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, as amended (“Section 409A”). This Performance Long-Term Incentive Award shall be administered, interpreted, and construed in a manner consistent with Section 409A to the extent necessary to avoid the imposition of additional taxes under Section 409A(a)(1)(B).

Notwithstanding anything herein to the contrary, if you are a “specified employee” within the meaning of Section 409A, and to the extent all or any part of the Performance Long-Term Incentive Award constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and does not qualify for an exemption under Section 409A, any payments under this Performance Long-Term Incentive Award due upon a termination of your employment shall be delayed and paid or provided on the earlier of (a) the first day of the seventh month following your “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death; and (b) the date of your death.

3.	In all other respects, the provisions of the PLTIP are hereby ratified and confirmed, and they shall continue in full force and effect.